Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (File Nos. 333-82124-03 and 333-82124-02) of Mediacom Broadband LLC and Mediacom Broadband Corporation of our report dated March 27, 2008, relating to the financial statements and financial statement schedule, which appears in this Form 10-K.

/s/  PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
New York, New York
March 27, 2008